Exhibit 10.1

FORWARD PURCHASE AGREEMENT

Forward Purchase Agreement dated as of November 24, 2025 between LUMENT STRUCTURED FINANCE, LLC, a Delaware limited liability company (the “Seller”), and LUMENT COMMERCIAL MORTGAGE TRUST, a Maryland real estate investment trust (the “Purchaser”).

The parties hereto agree as follows:

1.     Forward Purchase. On the Settlement Date, the Seller agrees to sell (either directly or through an affiliate), and the Purchaser agrees to purchase, the mortgage assets (which are either whole mortgage loans or funded participation interests in mortgage loans) identified on Schedule 1 (the “Mortgage Assets”). The Purchaser agrees to purchase each Mortgage Asset on the Settlement Date by payment, in immediately available funds, of the Applicable Purchase Price. “Applicable Purchase Price” means, with respect to a Mortgage Asset, an amount equal to the sum of (x) the product of (A) the purchase price expressed in percentage terms of the paramount or face amount, as applicable, as set forth on Schedule 1 multiplied by (B) the paramount or face amount, as applicable, of such Mortgage Asset as of the Settlement Date (which may be decreased from the par amount or face amount set forth on Schedule 1 based upon principal payments made by the borrower in respect of such Mortgage Asset) plus (y) all accrued and unpaid interest on such Mortgage Asset as of the Settlement Date. “Settlement Date” means December 10, 2025, or such other date as may be agreed by the Seller and the Purchaser. Not later than 11:00 a.m. (New York City time), on the Settlement Date, the Seller shall notify the Purchaser of the Applicable Purchase Price for each Mortgage Asset calculated in the manner described above. The Seller and the Purchaser agree that as of the date of this Agreement, each Applicable Purchase Price equals the fair value of the related Mortgage Asset, that each Mortgage Asset is being purchased on an as is where is basis and that all risk of loss with respect to each Mortgage Asset shall be borne by the Purchaser from and after the date hereof, except as otherwise set forth in the Purchase Agreement (as defined in Section 8).

2.     Transfer of Mortgage Assets. In connection with its sale of the Mortgage Assets to the Purchaser, the Seller agrees to execute and deliver such instruments of transfer or assignment and complete and execute such endorsements, in each case without recourse (except as otherwise stated in the Purchase Agreement), as the Purchaser may reasonably request (and in such form as the Purchaser may reasonably request) in order to transfer record title to the Mortgage Assets (and, with respect to any Mortgage Asset identified on Schedule 1 as a participation, record title to the underlying mortgage loan) to the Purchaser or its designee. In addition, to the extent that it has not already done so, the Seller shall, promptly after the Settlement Date, deliver to or at the direction of the Purchaser all documents and, to the extent that they are in the nature of unapplied escrow or reserve funds, all amounts in the possession or under the control of the Seller, with respect to the Mortgage Assets. The Seller shall execute and deliver to the Purchaser such instruments of further assurance and take such other action (as reasonably requested by the Purchaser) as is required from time to time in order to evidence the transfer, sale and conveyance of the Mortgage Assets made on the Settlement Date, including the preparation and execution of participation agreements, where applicable. Seller shall cause its financial and accounting records to clearly reflect that, from and after the date hereof, the Purchaser has assumed the substantive risks and rewards of ownership of the Mortgage Assets (including, as set forth in Section 1 regarding risk of loss). After the date hereof, Seller shall not take any action inconsistent with the Purchaser having assumed such risk and reward of ownership of the Mortgage Assets (or the ownership of any Mortgage Asset by any subsequent assignee).

3.     Representations and Warranties of the Seller. The Seller represents and warrants and covenants to the Purchaser as follows:

(a)     The Seller is limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)     The execution and delivery by the Seller of, and the performance by the Seller under, this Agreement, and the consummation by the Seller of the transactions herein contemplated, will not: (A) violate the Seller’s organizational documents; or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any indenture, agreement or other instrument to which the Seller is a party or by which it is bound or which is applicable to it or any of its assets, which default or breach, in the Seller’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

(c)     The Seller has full power and authority to enter into and perform under this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)     This Agreement constitutes a valid, legal and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)     Immediately prior to the sale of each Mortgage Asset under this Agreement, the Seller will be the sole owner and holder of such Mortgage Asset, free and clear of any and all liens, pledges, claims, charges or security interests of any nature whatsoever, and the Seller will have the full right, power and authority, subject to no interest or participation of, or agreement with, any other party, to sell, assign, transfer, set over and convey the Mortgage Assets in accordance with, and under the conditions set forth in, this Agreement; provided that any Mortgage Asset that is a participation interest shall be subject to the terms of the applicable participation agreement.

(f)     When the Seller sells, transfers and assigns to the Purchaser any Mortgage Asset hereunder, it will sell, transfer and assign good and valid title to such Mortgage Asset, free and clear of any lien, claim, charge or encumbrance thereon imposed by the Seller or any person or entity or of any other lien, claim, charge or encumbrance of which the Seller has knowledge; provided that any Mortgage Asset that is a participation interest shall be subject to the terms of the applicable participation agreement;

(g)     As of the date hereof, no material default or event of default has occurred and is continuing with respect to any Mortgage Asset, other than as will be disclosed by Seller in the Purchase Agreement.

4.     Representations and Warranties of the Purchaser. The Purchaser represents and warrants and covenants to the Seller as follows:

(a)     The Purchaser is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b)     The execution and delivery by the Purchaser of, and the performance by the Purchaser under, this Agreement, and the consummation by the Purchaser of the transactions herein contemplated, will not: (A) violate the Purchaser’s organizational documents; or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any indenture, agreement or other instrument to which the Purchaser is a party or by which it is bound or which is applicable to it or any of its assets, which default or breach, in the Purchaser’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

(c)     The Purchaser has full power and authority to enter into and perform under this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)     This Agreement constitutes a valid, legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

5.     Notices. Any notice or communication hereunder will be sufficiently given if in writing and delivered in person or by overnight courier, or sent by facsimile transmission at the address and facsimile number specified below or such other address (and, if applicable, facsimile or telephone number) as the Seller or Purchaser may notify the other in accordance with this Section 5. A notice or communication will be effective if delivered by hand or sent by overnight courier or facsimile transmission, on the day it is delivered or in the case of a facsimile transmission, received (or if that day is not a business day in New York City, or if delivered or received, as applicable, after the close of business on a business day, on the first following day that is a business day).

The Seller:	Lument Structured Finance, LLC Lument 10 W. Broad Street, 8th Floor Columbus, Ohio 43215

Attention: General Counsel Email: generalcounsel@lument.com

The Purchaser:	Lument Commercial Mortgage Trust 230 Park Avenue, 20th Floor New York, NY 10169

Attention: Greg Calvert Email: greg.calvert@lument.com

6.     GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN.

7.     Assignment.

Neither party may assign its obligations under this Agreement (other than pursuant to a consolidation or amalgamation with, merger into, transfer of all or substantially all of the Seller’s or Purchaser’s assets to, or reorganization into or as another entity where the surviving or transferee entity assumes all of such party’s obligations arising under this Agreement) without the consent of the other party.

8.     Mortgage Loan Purchase Agreement.

On the Settlement Date, the parties agree to enter into a mortgage asset purchase agreement in form and substance reasonably acceptable to both parties, including mortgage loan representations and warranties that are consistent with commercial real estate securitizations.

9.     Counterparts.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above by the parties hereto by their duly authorized officers.

LUMENT STRUCTURED FINANCE, LLC, a Delaware limited liability company

By:	/s/ Zachary Halpern
Name: Zachary Halpern
Title: Managing Director

LUMENT COMMERCIAL MORTGAGE TRUST, a Maryland real estate investment trust

By:	/s/Greg Calvert
Name: Greg Calvert
Title: President

[SIGNATURE PAGE TO FORWARD PURCHASE AGREEMENT]

Schedule 1

MORTGAGE ASSETS